Exhibit 10.3
Wright Express Corporation
Restricted Stock Unit Award Memorandum
(Non-Employee Director)

TO:	(the “Grantee”)

FROM:	Michael E. Dubyak, Chairman of the Board

SUBJECT:	Non-Employee Director Compensation Plan Award Agreement

DATE:	, 2008
You have received Awards of Restricted Stock Units (“RSUs”), pursuant to the Wright Express Corporation Non-Employee Director Compensation Plan and the Long Term Incentive Program provisions of the Wright Express Corporation 2005 Equity and Incentive Plan (the “Plan”), for service to the Company that occurred prior to December 31, 2006 that were deferred (“Awards”).
Attached to this Memorandum is an Award Agreement which, along with the Plan document, governs those Awards in all respects. The Award Agreement is intended to document your Awards.
You have previously received a copy of the Prospectus for the Plan. The Prospectus contains important information regarding the Plan, including information regarding restrictions on your rights with respect to the RSUs granted to you. You should read the Prospectus carefully. An Award of RSUs does not give you rights as a shareholder of Wright Express Corporation (the “Company”), and you may not transfer or assign any rights in your RSUs.
Dates of Grant and Number of RSUs at Each Grant Date:
2005:                       ( ),                       ( ),                      ( ),                       ( )
2006:                       ( ),                     ( ),                     ( ),                      ( )
2007 (for 2006 Service):                      ( )
Total Number of RSUs:
Vesting Period:                       N/A (100% vested)
ACCEPTANCE OF AWARDS
You are deemed to have accepted these Awards, and to have agreed to the terms of the Plan and the attached Award Agreement, unless you expressly rejected one or more of the Awards at the time of grant.

Exhibit 10.3
WRIGHT EXPRESS CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
     THIS AWARD AGREEMENT (“Agreement”), dated as of                      , 2008, is entered into by and between WRIGHT EXPRESS CORPORATION, a Delaware corporation (the “Company”), and the Grantee named on the attached Memorandum, dated as of                      , 2008 (the “Memorandum”) pursuant to the terms and conditions of the Wright Express Corporation 2005 Equity and Incentive Plan (the “Plan”) and the Company’s Non-Employee Director Compensation Plan, as in effect through December 31, 2006 (“Compensation Plan”).
     WHEREAS, the Company has the authority under the Plan to grant awards to non-employee Directors of the Company; and
     WHEREAS, the Company awarded Restricted Stock Units to the Grantee subject to the terms and conditions of the Plan, the Compensation Plan, and this Agreement.
     THEREFORE, in consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:
     1. The Plan. The Awards granted to the Grantee hereunder are made pursuant to the applicable provisions of the Plan, the Compensation Plan, and the applicable terms of such plans are hereby incorporated herein by reference. The Grantee acknowledges that he or she has received a copy of the current prospectus for the Plan. Terms used in this Agreement which are not defined herein shall have the meanings given in the Plan.
     2. Award. As of the Date of the Grant listed on the attached Memorandum, and subject to the terms and conditions set forth in the Plan, the Compensation Plan and this Agreement, the Company and the Grantee hereby agree that the Company has awarded to the Grantee the number of Restricted Stock Units indicated in the Memorandum. The Restricted Stock Units subject to this Agreement are fully vested. Each Restricted Stock Unit represents an interest in one (1) share of Company Stock and shall entitle the Grantee to receive one (1) share of Company Stock at the time specified in this Agreement, subject to the terms of the Plan.
     3. Payment of Award. Payment in respect of the Restricted Stock Units shall be made on the two hundredth (200th) day after the termination of the Grantee’s service on the Board of Directors of the Company for any reason. Payment shall be made only in the form of Company Stock, with one (1) share of Company Stock being issued in respect of each Restricted Stock Unit granted as part of the Award subject to this Agreement.
     4. No Assignment. The Grantee may not transfer or assign the Award or any rights under this Agreement, by operation of law or otherwise, except as expressly permitted under the Plan.
     5. No Rights to Continued Service. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in the service of the Company’s Board of Directors.

Exhibit 10.3
     6. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
     7. Tax Obligations. As a condition to the granting of the Awards, the Grantee acknowledges and agrees that he/she is responsible for the payment of income taxes (and any other taxes) upon the payment of the Award.
     8. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address for the Grantee on file with the Company (or such other address as the Grantee may designate in writing to the Company), or to the Company, 97 Darling Avenue, South Portland, ME 04106, Attention: General Counsel, or such other address as the Company may designate in writing to the Grantee.
     9. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
     10. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.
     11. Authority. The Committee has complete authority and discretion to determine Awards, and to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any matter relating to the interpretation or construction of the Plan or this Agreement shall be final, binding and conclusive on all parties.
     12. No Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of common stock of the Company underlying or relating to any Award until the issuance of a stock certificate to the Grantee in respect of such Award.
     IN WITNESS WHEREOF, this Agreement has been executed by the Company, and has been accepted by the Grantee, effective as of the date first above written.

WRIGHT EXPRESS CORPORATION
By:
Michael E. Dubyak
Its: Chairman of the Board